EXHIBIT 21.1
Hypercom Corporation
List of Subsidiaries

	Name of Entity	Jurisdiction of Organization
1.	Hypercom U.S.A., Inc.	Delaware
2.	HBNet, Inc.	Arizona
3.	Hypercom EMEA, Inc.	Arizona
4.	Hypercom Manufacturing Resources, Inc.	Arizona
5.	Hypercom Latino America, Inc.	Arizona
6.	HBNet Canada Ltd.	Canada
7.	Hypercom de Mexico, S.A. de C.V.	Mexico
8.	Hypercom de Chile, S.A.	Chile
9.	Netset Chile, S.A.	Chile
10.	Hypercom de Venezuela C.A.	Venezuela
11.	Empresa Brasileira Industrial, Comercial e Servicos Limitada	Brazil
12.	Hypercom GmbH	Germany
13.	Hypercom France S.A.R.L.	France
14.	Hypercom Financial Terminals AB	Sweden
15.	Hypercom Hungary KFT	Hungary
16.	Hypercom Lativa SIA	Latvia
17.	Hypercom EMEA Ltd.	United Kingdom
18.	Hypercom Italia S.r.l.	Italy
19.	Hypercom Australia Pty., Ltd.	Australia
20.	Hypercom Far East Ltd.	Hong Kong
21.	Hypercom Asia Ltd.	Hong Kong
22.	Hypercom Asia (Singapore) Pte. Ltd.	Singapore
23.	Hypercom (Thailand) Co., Ltd.	Thailand
24.	Hypercom Trading (Shanghai) Co. Ltd.	China
25.	Hypercom Electronic Manufacturing (Shenzhen) Co. Ltd.	China
26.	Hypercom China Co. Ltd.	Hong Kong
27.	Hypercom Puerto Rico Repair Facility, G.P.	Puerto Rico